UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 28, 2005

MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	000-49611	54-1920520
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

1601 WASHINGTON PLAZA

RESTON, VIRGINIA 20190

(Address of principal executive offices)

(703) 464-0100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Millennium Bankshares Corporation (the “Company”) and Albemarle First Bank (“AFBK”) entered into an Agreement and Plan of Reorganization dated as of June 9, 2005, as amended as of September 27, 2005 (the “Reorganization Agreement”), providing for the Company’s acquisition (the “Acquisition”) of AFBK by means of the merger of AFBK with and into an interim bank formed by the Company to facilitate the Acquisition.

The obligations of the Company under the Reorganization Agreement were conditioned upon, among other things, the approval by the Company’s shareholders of a proposal to amend the Company’s articles of incorporation to increase the number of its authorized shares of common stock from 10 million to 20 million to facilitate the Acquisition. At a special meeting of the shareholders of the Company held on November 28, 2005, the matters related to the Acquisition that were presented to the Company’s shareholders for approval, including the amendment to the Company’s articles of incorporation referred to above, did not receive the requisite affirmative vote of the shareholders of the Company and, as a result, the Board of Directors of the Company determined to terminate the Reorganization Agreement in accordance with its terms. The Company notified AFBK of its decision to terminate the Reorganization Agreement following the special meeting of the Company’s shareholders on November 28, 2005.

As a result of the termination of the Reorganization Agreement, the Company currently expects to record transaction expenses within a range of $500,000 to $600,000 in the fourth quarter of 2005.

The news release announcing the matters described above is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release dated November 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

Date: November 30, 2005	By:	/s/ Dale G. Phelps
Dale G. Phelps
Executive Vice President and
Chief Financial Officer